Exhibit 99.B11

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in Post-Effective Amendment No. 3 to the Registration Statement of Kalmar Pooled Investment Trust on Form N-1A (File No. 333-13593) of our report dated January 22, 1999 on our audit of the financial statements and financial highlights of the Fund, which report is included in the Annual Report to Shareholders for the year ended December 31, 1998. We also consent to the reference to our Firm under the captions "Financial Highlights" in the Prospectus and "Independent Public Accountant, Audits and Reports, and Financial Statements" in the Statement of Additional Information.

/S/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

2400 Eleven Penn Center
Philadelphia, Pennsylvania

February 19, 1999